Exhibit 3c

                            CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                        AMPAL-AMERICAN ISRAEL CORPORATION

                UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW


               We the undersigned, being President and Secretary of

Ampal-American Israel Corporation, do hereby certify as follows:

               1. The name of the Corporation is AMPAL-AMERICAN ISRAEL

CORPORATION (the "Corporation"). The name under which the corporation was formed is Ampal-American Palestine Trading Corporation.

               2. The Certificate of Incorporation of the Corporation was filed in the office of the Secretary of the State of New York on the 6th day of

February, 1942.

               3. The Certificate of Incorporation of the Corporation, as

restated and filed in the Office of the Secretary of State of the State of New

York on the 29th day of December, 1982 (the "Restated Certificate of

Incorporation") is hereby amended to change the aggregate number of shares which the Corporation is authorized to issue from Thirty-Four Million Nine Hundred

Ninety-Two Thousand Eight Hundred Fifty (34,992,850) shares to Thirty-Seven

Million Nine Hundred Thirty-Two Thousand Eight Hundred Fifty (37,932,850)

shares, so that paragraph THIRD of the Restated Certificate of Incorporation of

the Corporation shall read in its entirety as follows:


                     "THIRD: The aggregate number of shares which the
              Corporation is authorized to issue is Thirty-Seven Million Nine Hundred Thirty-Two Thousand Eight Hundred Fifty (37,932,850) shares divided into three classes as hereinafter set forth."


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               4. The Restated Certificate of Incorporation is hereby amended to change the number of authorized and outstanding shares of Common Stock from

Sixty Thousand (60,000) shares having a par value of Fifty Dollars ($50) per share to Three Million (3,000,000) shares having a par value of One Dollar ($1)

per share, the terms of the change being at the rate of One (1) outstanding share of Common Stock, par value Fifty ($50) Dollars per share for Fifty (50)

shares of Common Stock, par value One ($1) Dollar per share, so that the first subparagraph of paragraph FOURTH of the Restated Certificate of Incorporation

shall read in its entirety as follows:


                      "FOURTH: Said Thirty-Seven Million Nine Hundred Thirty-Two
               Thousand Eight Hundred Fifty (37,932,850) shares which the Corporation has authority to issue shall be divided into three classes which shall consist of Three Million (3,000,000) shares of Common Stock having a par value of One Dollar ($1) per share, Thirty Million (30,000,000) shares of Class "A" Stock having a par value of One Dollar ($1) per share and Four Million Nine Hundred Thirty-Two Thousand Eight Hundred Fifty (4,932,850) shares of Preferred Stock having a par value of Five Dollars ($5.00) per share."


               5. The Restated Certificate of Incorporation is hereby amended to authorize the Class A shareholders, voting as a class, to elect 25% of the Board of Directors (rounded up to the nearest whole number of directors), with the remaining directors to be elected by both Common and Class A shareholders, so that the fourth subparagraph of Section A of paragraph FOURTH of the Restated

Certificate of Incorporation shall read in its entirety as follows:


                      "The holders of the Class "A" Stock shall be entitled to
               vote one (1) vote for each share of such stock at all meetings of stockholders. At all elections of directors of the Corporation, the holders of the Class "A" Stock, voting as a class, shall have the right to elect a number of directors (rounded up to the nearest whole number of directors) equal to 25% of the Board of Directors as it may be constituted at the time of such election ("Class A Directors"), in accordance with the By-Laws of the Corporation."


               6. The Restated Certificate of Incorporation is hereby amended to limit the holders of the Common Stock, at all meetings of stockholders, voting



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as a class, on all matters other than the election of Class A Directors, to as many votes as shall equal the aggregate number of votes to which all holders of

Class A Stock, present either in person or by proxy at such meeting and voting,

shall be entitled to vote in respect of the Class A Stock, but not more than ten times the number of shares of Common Stock then outstanding and entitled to vote, so that the fifth subparagraph of Section A of paragraph FOURTH of the

Restated Certificate of Incorporation shall read in its entirety as follows:


                      "On all matters other than the election of the Class A
               Directors, the holders of the Common Stock, at all meeting of stockholders, voting as a class, shall be entitled to as many votes as shall equal the aggregate number of votes to which all holders of Class "A" Stock, present either in person or by proxy at such meeting and voting, shall be entitled to vote in respect of the Class "A" Stock but not more than ten (10) times the number of shares of Common Stock then outstanding and entitled to vote."


               7. The Restated Certificate of Incorporation is hereby amended to prohibit issuance by the Company, so long as its Class A Stock is listed on the

American Stock Exchange, of any other class of security having voting rights which would deprive the Class A Stock of its right to elect the Class A

Directors or which could vote, as a class, more than ten times the number of shares of such other class of security then outstanding and entitled to vote or which would otherwise adversely affect the voting rights of the Class A Stock,

by the addition of a new third subparagraph to paragraph FOURTH of the Restated

Certificate of Incorporation which shall read in its entirety as follows:


                      "So long as the Class "A" Stock is listed on the American
               Stock Exchange, the Corporation shall not issue after March 17, 1983 any other class of security having voting rights which would
               (i) deprive the Class "A" Stock of its right, voting as a class, to elect the Class A Directors (as that term is hereinafter defined), (ii) have the right to vote, as a class, more than ten times the number of shares of such other class of security then outstanding and entitled to vote or (iii) have voting rights which would otherwise adversely affect the voting rights of the Class "A" Stock; provided, however, that for the purposes hereof


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               the authorization or issuance of additional Class "A" Stock or
               Common Stock or securities convertible into or exchangeable for Class "A" Stock or Common Stock shall not be deemed to adversely affect the voting rights of the holders of the Class "A" Stock."


               8. The Restated Certificate of Incorporation is hereby amended to preclude additional issuance of Common Stock or stock distribution shares on

Common Stock unless on or after March 17, 1983 at least an equal number of shares of Class A Stock have been issued or distributed, by the addition of a new second subparagraph to paragraph FOURTH of the Restated Certificate of

Incorporation which shall read in its entirety as follows:


                      "From and after March 17, 1983 the Corporation shall not
               issue any additional shares of Common Stock or stock distribution shares of Common Stock on or in respect of Common Stock unless at least an equal number of shares of Class "A" Common Stock have been issued or distributed since that date."


               9. The Restated Certificate of Incorporation is hereby amended to add anti-dilution provisions regarding the conversion privileges of the holders of the 4% Cumulative Convertible Preferred Stock and the holders of the 6-1/2%

Cumulative Convertible Preferred Stock and to authorize cash payments in lieu of issuing fractions of shares, so that the seventh subparagraph of Section A of paragraph FOURTH of the Restated Certificate of Incorporation shall read in its entirety as follows:


                      "The Preferred Stock, at the option of the respective
               holders thereof, shall be convertible at any time and from time to time into fully paid and non-assessable shares of Class "A" Stock, upon surrender to the Corporation or to its Transfer Agent of the certificates for Preferred Stock so to be converted, duly endorsed in blank for transfer, in the ratio of five (5) shares of Class "A" Stock for one (1) share of Preferred Stock (such ratio to be appropriately adjusted, as determined by the Board of Directors, to reflect all mergers, consolidations and other reorganizations of the Corporation and all forward stock splits, reverse stock splits, stock distributions, stock dividends or other reclassifications or recapitalizations of or on the Class "A" Stock). All shares of said Preferred Stock so converted shall be retired and shall not again be issued by the Corporation. The Corporation shall not be required to issue fractions of a share of Class "A" Stock or scrip representing any such fraction of a share upon conversion of the Preferred Stock. If any fraction of a share of Class "A" Stock would, except for the provisions hereof, be issuable on the conversion of any Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fraction equal to the value of such fraction computed on the basis of the Market Price per share of Class "A" Stock (as


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               hereinafter defined) on the date that the certificate
               representing the Preferred Stock, in respect of which such fraction would otherwise be issuable, is received by the Corporation or its Transfer Agent for conversion. For the purposes of this Certificate of Incorporation, the "Market Price" per share of Class "A" Stock for a given date shall be deemed to be the average of the daily closing prices for the 30 consecutive business days ending with such date. The closing price for each day shall be the last reported sale on the principal national securities exchange on which the shares of Class "A" Stock are admitted to trading or listed, or if not admitted to trading or listed on any national securities exchange, the average of the last highest reported bid and lowest reported asked prices as furnished by the National Quotation Bureau Incorporated or such other nationally recognized quotation service selected by the Board of Directors for this purpose, if said Bureau is not at the time furnishing quotations.";

and so that the sixth paragraph of Section B of paragraph FOURTH of the Restated

Certificate of Incorporation of the Corporation shall read in its entirety as follows:

                      "The 6-1/2% Cumulative Convertible Preferred Stock, at the
               option of the respective holders thereof, shall be convertible at any time and from time to time into fully paid and non-assessable shares of Class "A" Stock, upon surrender to the Corporation or to its Transfer Agent of the certificates for 6-1/2% Cumulative Convertible Preferred Stock so to be converted, duly endorsed in blank for transfer, in the ratio of three (3) shares of Class "A" Stock for one (1) share of 6-1/2% Cumulative Convertible Preferred Stock (such ratio to be appropriately adjusted, as determined by the Board of Directors, to reflect all mergers, consolidations and other reorganizations of the Corporation and all forward stock splits, reverse stock splits, stock distributions, stock dividends or other reclassifications or recapitalizations of or on the Class "A" Stock). All shares of said 6-1/2% Cumulative Convertible Preferred Stock so converted shall be retired and shall not again be issued by the Corporation. The Corporation shall not be required to issue fractions of a share of Class "A" Stock or scrip representing any such fraction of a share upon conversion of the 6-1/2% Cumulative Convertible Preferred Stock. If any fraction of a share of Class "A" Stock would, except for the provisions of this subparagraph, be issuable on the conversion of any 6-1/2% Cumulative Convertible Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fraction equal to the value of such fraction computed on the basis of the Market Price per share of Class "A" Stock on the date that the certificate representing the 6-1/2% Cumulative Convertible Preferred Stock, in respect of which such fraction would otherwise be issuable, is received by the Corporation or its Transfer Agent for conversion."


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               10. The Restated Certificate of Incorporation is hereby amended to eliminate all shareholder preemptive rights, by the addition of a new paragraph SEVENTH to the Restated Certificate of Incorporation which shall read in its entirety as follows:


                      "SEVENTH: No holder of shares of the Corporation of any
               class, now or hereafter authorized, shall have any preferential or preemptive right to subscribe for, purchase or receive any shares of the Corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe to or purchase such shares or any securities convertible into or exchangeable for, or carrying options or warrants for, or other rights to purchase, such shares, which may at any time be issued, sold or offered for sale by the Corporation."


               11. These amendments to the Restated Certificate of Incorporation were authorized by the affirmative vote of the holders of a majority of all outstanding shares entitled to vote thereon, at a meeting of the shareholders of the Corporation duly called and held on the 17th day of March, 1983, a quorum being present. In addition:

        (i) The amendment described in paragraph Five of this Certificate of

Amendment was authorized by the affirmative vote of the holders of a majority of

Common shares voting as a class;

        (ii) The amendment described in paragraph Six of this Certificate of

Amendment was authorized by the affirmative vote of the holders of a majority of

Common shares voting as a class;

        (iii) The amendment described in paragraph Eight of this Certificate of

Amendment was authorized by the affirmative vote of the holders of a majority of

Common shares voting as a class;

        (iv) The amendment described in paragraph Nine of this Certificate of

Amendment was authorized by the affirmative vote of the holders of a majority of the 4% Cumulative Convertible Preferred shares voting as a class, and by the

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affirmative vote of the holders of a majority of the 6-1/2% Cumulative

Convertible Preferred shares voting as a class: and

        (v) The amendment described in paragraph Ten of this Certificate of

Amendment was authorized by the affirmative vote of the holders of a majority of

Common shares voting as a class, by the affirmative vote of the holders of a majority of Class A shares voting as a class, and by the affirmative vote of the holders of a majority of the 4% Cumulative Convertible Preferred shares voting as a class.

                      IN WITNESS WHEREOF, we have executed this Certificate and

affirm the truth of the statement herein set forth under penalties of perjury this 17th day of March, 1983.


                                                   /s/ Michael Jaffe
                                                   -----------------------------
                                                   Michael Jaffe, President



                                                   /s/ Lawrence Lefkowitz
                                                   -----------------------------
                                                   Lawrence Lefkowitz, Secretary

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